The Case for Commodities Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-126811 June 5, 2007

1 New access to difficult-to-reach markets Why commodities Traditional ways to access commodities iPath Exchange Traded Notes (ETNs)

Why commodities?
Real assets vs. financial assets
Goods used in the first part of a manufacturing process
Commodities as an asset class
Portfolio diversifier
Potential to enhance portfolio risk-adjusted return

Portfolio diversification
Source: BGI, S&P, Dow Jones and AIG Financial Products Corp., Lehman, MSCI, Bloomberg; 3/92 – 3/07 based on monthly returns
Correlation Coefficient
DJ-AIG
Commodity
Index Total
Return
SM
S&P GSCI
TM
Total Return
Index
S&P GSCI
TM
Crude Oil Total
Return Index
S&P 500 Index 0.09 0.00 -0.02
Lehman U.S. Aggregate Index 0.02 0.06 0.01
MSCI EAFE  Index 0.23 0.13 0.07
Annualized Standard Deviation 12.48% 21.91% 28.42%
Annualized Return 8.47% 6.34% 13.89%

Commodity index comparison
70
35
12
28
11
19
5
9 9
100
2
0 20 40 60 80 100
Source: Dow Jones and AIG Financial Products Corp., S&P; weights as of 3/31/07.  Subject to change.
Index Composition (% weight)
DJ-AIG Commodity
Index Total Return
S&P GSCI
TM
Total
Return Index
Energy Agriculture Industrial Metals Livestock Precious Metals
S&P GSCI
TM
Oil Total
Return Index
SM

Commodity index comparison
Energy Commodity Group Components (% weight)
Source: Dow Jones and AIG Financial Products Corp., S&P; weights as of January 2007 rebalancing.  Subject to change.
DJ-AIG
Commodity
Index Total
Return
SM
S&P GSCI
TM
Total Return
Index
S&P GSCI
TM
Crude Oil Total
Return Index
WTI Crude Oil 12.7% 32.7% 100.0%
Brent Crude Oil 13.5% -
Natural Gas 12.5% 8.5% -
Heating Oil 3.8% 5.5% -
Gasoil 4.8% -
RBOB Gasoline 3.9% 1.2% -

6 Traditional ways to access commodities Physical Commodities Futures / Swaps / OTC Notes Mutual Funds

Accessing commodities through equities
Equity returns of commodity producers may not strongly correlate with commodity indexes
Company risk vs. commodity risk
Companies hedge commodity exposure
Source: BGI, S&P, Dow Jones; 3/02 – 3/07
Correlation Coefficient
S&P GSCI
TM
Crude
Oil Total Return
Index
S&P Global Energy Index 0.41
Dow Jones Oil & Gas Index 0.40
S&P GSSI
TM
Natural Resources Index 0.41

Introducing iPath Exchange Traded Notes
(ETNs)
Securities issued by Barclays Bank PLC
Senior, unsecured debt
No principal protection, interest payments or leverage
Linked to the return of the underlying index, less investor fees
Unlike ETFs, no underlying assets are held
Daily exchange liquidity
Short on a downtick
Weekly redemption feature
Tax efficiency
iPath ETNs trade daily on an exchange at market prices.  With short sales, you risk paying more for a security than you receive from its sale.
Brokerage commissions will apply to  purchases and sales of the Securities in the secondary market.  Subject to requirements described in the prospectus, the Securities may be redeemed weekly from the issuer in large, institutional blocks (typically 50,000 Securities). A  redemption charge will apply to early redemption of certain iPath ETNs.

iPath Commodity ETNs
*The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365.  The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the value of the index on the inception date.
Trading
Symbol
Primary
Exchange
Yearly Fee* Maturity Date
iPath
SM
Dow Jones-AIG Commodity
Index Total Return
SM
ETN
DJP NYSE 0.75% 6/12/36
iPath
SM
S&P GSCI
TM
Total Return Index
ETN
GSP NYSE 0.75% 6/12/36
iPath
SM
S&P GSCI
TM
Crude Oil Total
Return Index ETN
OIL NYSE 0.75% 8/14/36

10 Innovation in Exchange Traded Products Unprecedented access Broader strategies New flexibility

An investment in iPath ETNs involves risks, including possible loss of principal.  For a description of the main risks see “Risk Factors” in the applicable prospectus.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting www.iPathETN.com
or EDGAR on the SEC website at
www.sec.gov.
Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.
Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A.
(“BGINA”), assists in the promotion of the Securities.  Barclays Global Investors, N.A.
and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.
iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt.  The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, and illiquidity. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your
Securities even if the value of the relevant index has increased. An investment in iPath
ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer, and on the dates on which you may redeem them, as specified in the applicable prospectus. Sales in the secondary market may result in significant losses.
The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and
monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.
iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.
The sale, redemption or maturity of the Securities will generate tax consequences. In certain cases, you may be required to make a specific election in order to receive the most favorable tax treatment.
For a more complete description, please see the description of the US federal income tax treatment in the applicable Pricing Supplement at
www.iPathETN.com.

BGINA and its affiliates, and BCI and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice.  Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein.  Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.
“Dow Jones,” “AIG
®
,” “Dow Jones-AIG Commodity Index Total Return ,” “DJAIGCI ”, and “Dow
Jones–AIG Commodity Index ” are registered trademarks or servicemarks of Dow Jones & Company,
Inc., and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities.  The Securities based on the Dow
Jones–AIG Commodity Index Total Return are not sponsored, endorsed, sold or promoted by Dow
Jones, AIG Financial Products Corp. (“AIG-FP”), American International Group, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG, AIG-FP, or any of their respective affiliates or subsidiaries makes any representation regarding the advisability of investing in such products.
S&P GSCI™, S&P GSCI™ Index, S&P GSCI™ Total Return Index, S&P GSCI™ Crude Oil Total
Return Index and S&P GSCI™ Commodity Index are trademarks or service marks of Standard &
Poor’s and have been licensed for use by Barclays Bank PLC in connection with the Securities.  The
Securities are not sponsored or endorsed by Standard & Poor’s or any of its affiliates.  The Securities are not sold by Goldman, Sachs & Co. or any of its affiliates, other than in its capacity as a dealer of the Securities.  Neither Standard & Poor’s nor Goldman, Sachs & Co. nor any its affiliates makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI™ or any of its subindexes to track general commodity market performance.
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© 2007 BGINA. All rights reserved.  iPath, iPath ETNs and the iPath logo are servicemarks of
Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.
• Not FDIC insured • Have no bank guarantee • May lose value

Prospectuses Info Sheets Frequently Asked Questions Category Basics 1-877-76-iPath For more information, visit www.iPathETN.com